Exhibit 10.2

The Pepco Holdings, Inc.

2011 Supplemental Executive Retirement Plan

ARTICLE 1

ESTABLISHMENT AND PURPOSE

1.1 Establishment. Pepco Holdings, Inc. (the “Company”) hereby establishes a defined benefit pension plan known as The Pepco Holdings, Inc. 2011 Supplemental Executive Retirement Plan (the “Plan”) effective as of August 1, 2011 (the “Effective Date”).

1.2 Purpose. The principal purposes of the Plan include the provision of competitive retirement benefits, attraction of new executives to work for the Company, protection of eligible executives against reductions in retirement benefits due to tax law limitations on qualified plans, encouragement of the continued employment of such executives with the Company and to establish a more unified approach to the Company’s executive retirement programs.

ARTICLE 2

DEFINITIONS

2.1 Actuarially Equivalent. “Actuarially Equivalent” or “Actuarial Equivalent” means the equivalence in present value between two or more forms and/or times of payment based upon a determination by an actuary chosen by the Board, using reasonable actuarial assumptions as of the date of any such determination.

2.2 Affiliate. “Affiliate” means a corporation or other entity controlled by the Company and designated by the Board from time to time as such.

2.3 Board. “Board” means the Board of Directors of the Company.

2.4 Cause. “Cause” means conduct by the Participant consisting of gross negligence, wanton or willful disregard of duties, conviction of a crime involving moral turpitude or any other act or omission determined by the Board to be inimical to the best interests of the Company. The determination of cause shall be made by the Board, solely in its discretion, and its determination shall be final and binding.

2.5 Change of Control. “Change of Control” shall be deemed to occur upon the first to occur, after the Effective Date, of any of the following:

2.5.1 any “person” (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities;

2.5.2 during any period of twelve (12) consecutive months (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board of Directors of the Company and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in Section 2.5.1 or Section 2.5.3) whose election by the Board of Directors of the Company or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof;

2.5.3 the stockholders of the Company approve a merger or consolidation of the Company with any other corporation other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, the stockholders of the Company approve a plan of complete liquidation of the Company, or the stockholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets.

2.6 Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

2.7 Committee. “Committee” shall mean the Compensation/Human Resources Committee of the Board, such other committee as may be designated to serve as the Committee hereunder, or, the Board itself, if the Board determines to act in such capacity.

2.8 Employment. “Employment” means the period or periods during which a Participant is an employee of the Company.

2.9 ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor act thereto.

2.10 Participant. “Participant” means an eligible employee of the Company selected to receive benefits under the Plan as provided in Article 3 of this Plan.

2.11 Pre-Existing SERP. “Pre-Existing SERP” means either the Pepco Holdings, Inc. Combined Executive Retirement Plan or the Conectiv Supplemental Executive Retirement Plan, and the phrase “Pre-Existing SERPs” shall refer collectively to both of such plans.

2.12 Top Hat Plan. “Top Hat Plan” means a nonqualified, unfunded plan maintained primarily to provide deferred compensation benefits to a Participant who falls within a select group of “management or highly compensated employees” within the meaning of Section 201, 301 and 401 of ERISA.

ARTICLE 3

RETIREMENT

3.1 Eligibility. Only those employees who comprise a select group of management or highly compensated employees will be eligible to be selected to participate in the Plan, as provided below.

3.2 Participation. The Committee or the Board, or such person or entity designated by the Board, acting in its discretion, may designate any eligible employee as a Participant under this Plan, and may designate any conditions applicable to such Participant. Such designation shall be in writing and shall be effective as of the date contained therein. Participation in the Plan is terminable by the Committee or the Board, in its discretion, upon written notice to the Participant, and termination shall be effective as of the date contained therein, but in no event earlier than the date of such notice, provided that no such termination shall in any material manner reduce or adversely affect any Participant’s rights to vested benefits hereunder without the consent of the Participant. Those employees who are participants in the Pre-Existing SERPs shall automatically participate in the Plan.

3.3 Noncompetition. Notwithstanding any other provisions hereof, neither a Participant nor a Participant’s spouse nor any other beneficiary of a Participant shall receive any further benefits hereunder if the Participant, without prior written consent of the Board, prior to attaining age 65, engages in (as a principal, partner, director, officer, agent, employee, consultant, owner, independent contractor of otherwise), or becomes financially interested in, any business that the Committee determines to be a direct competitor of the Company.

ARTICLE 4

AMOUNT, FORM, AND PAYMENT OF SUPPLEMENTAL BENEFIT

4.1 Normal Retirement Benefit. Subject to the terms of this Plan, and except as otherwise expressly provided herein, a Participant who retires from Employment shall be entitled to receive a monthly benefit payable for such Participant’s lifetime, commencing on the first day of the month coinciding with or next following the date of such retirement (the “Normal Retirement Benefit”). A Participant’s Normal Retirement Benefit is calculated according to the benefit formula as set forth in the Schedule of Retirement Benefits attached hereto. The extent to which a Participant’s benefit hereunder is vested and the conditions under which a Participant’s benefit may be forfeited, either in part or in whole, shall also be set forth in such Schedule of Retirement Benefits.

4.2 Form of Benefit. Except as expressly set forth herein, each Participant who is eligible for a benefit hereunder shall receive his or her benefit in the form of a single life annuity if not married as of the date his or her benefit commences to be paid, and shall receive his or her benefit in the form of a 50% joint and survivor benefit with his or her spouse if he is married on such date (so that the benefit shall be paid to the Participant during his lifetime as a level, monthly benefit, and thereafter, to the Participant’s surviving spouse, if any, at a rate of 50% of the benefit payments previously in effect following the Participant’s death until the death of the surviving spouse. A Participant shall be considered to have a surviving spouse as of the date of the Participant’s death only if such Participant is survived by the person to whom such Participant was married at the time benefit payments commenced. All benefit forms shall be distributed in a manner so that they are Actuarially Equivalent, based on the normal retirement benefit form (single life annuity). Notwithstanding the foregoing, the benefit payable to each participant who is also a participant in the Conectiv Supplemental Executive Retirement Plan shall be distributed in the form of a single lump sum payment on or as soon as practicable following such Participant’s separation from service if the Actuarially Equivalent present value of such lump sum distribution is deemed to be de minimis (as defined below); and provided that any such distribution shall be subject to the delay of distribution required under Section 4.4, below. In addition, in the event the benefit of any other Participant who is not a participant in any Pre-Existing SERP is de minimis, such benefit shall also be distributed in the form of a single lump sum payment on or as soon as practicable following the date of such Participant’s separation from service; provided that any such distribution shall be subject to the delay of distribution required under Section 4.4, below. For these purposes, a Participant’s benefit shall be deemed to be “de minimis” if the Actuarially Equivalent present value of his or her benefit (when aggregated with the Actuarially Equivalent present value of all other nonqualified deferred compensation plans required to be aggregated for purposes of Treasury Regulation Section 1.409A-3(j)(4)(v)) is not greater than the “applicable dollar amount” as then in effect under Section 402(g)(1)(B) of the Code. In addition, a Participant’s distribution may be in the form of a lump sum payment in certain circumstances following the occurrence of a Change of Control.

4.3 Death Benefit. If a Participant dies after he or she has become vested in his or her benefit under the Plan, before such Participant’s benefit payments have commenced, and such Participant is survived by a spouse, then such spouse shall be entitled to receive from the Company a death benefit determined as though the Participant had terminated employment as of the date of his or her death, and then died the following day, survived by his or her spouse. The intent of this Section 4.3 is for the surviving spouse to receive the survivor annuity that would have been paid if benefit payments had commenced, followed by the death of the Participant.

4.4 Delay in Commencement of Benefit Payments to Specified Employees. No payment of any benefit hereunder shall be made to a Participant who is a “specified employee” before the date that is six months after the date of separation from service or, if earlier, the date of death of such Participant, to the extent such delay is required to satisfy the requirements of Code Section 409A(a)(2)(B)(i). Any payment that would have been made prior to such date but for the application of this Section 4.4 shall be made as soon as practicable on or after the date that is six months after the date of such Participant’s separation from service (or death, as the case may be).

ARTICLE 5

ADMINISTRATION

5.1 Authority of the Committee. This Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee shall have the authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and to decide or resolve any and all questions, including interpretations of this Plan, as may arise in connection with this Plan. Notwithstanding the foregoing, the Company shall act as the plan administrator for purposes of any filings with any governmental entity or in the event claims for benefits are made by any Participant.

5.2 Agents. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to such agents such administrative duties as it deems advisable and allowable under the terms of the Plan.

5.3 Decisions Binding. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation, and application of this Plan and any rules or guidelines made in connection with this Plan shall be final and conclusive, and shall be binding upon all persons and entities having any interest in this Plan.

5.4 Indemnity of Committee. The Company shall indemnify and hold harmless the Committee and its individual members along with any other committee that may be established to administer the Plan pursuant to Paragraph 5.1 and any members thereof, against any and all claims, loss, damage, expense, or liability arising from any action or failure to act with respect to this Plan.

5.5 Cost of Administration. The Company shall bear all expenses of administration of this Plan.

5.6 Claims.

A Participant or a Participant’s beneficiary for benefits under the Plan may file a written claim for benefits under the Plan with the Plan Administrator, if he believes that he is entitled to receive benefits under the Plan but is not receiving benefits under the Plan or if he is receiving benefits under the Plan, but disputes the amount and/or form of benefits received. Such written claim for benefits shall set forth the nature of the claim and/or dispute, and set forth all facts and circumstances which are relevant to the claim.

If, pursuant to the provisions of the Plan, the Company denies the claim of the Participant or the Participant’s beneficiary for benefits under the Plan, the Company shall provide written notice, within ninety (90) days after receipt of the claim, setting forth in a manner calculated to be understood by the claimant:

5.6.1 the specific reasons for such denial;

5.6.2 the specific reference to the Plan provisions on which the denial is based;

5.6.3 a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is needed; and

5.6.4 an explanation of the Plan’s claim review procedure and the time limitations of this subsection applicable thereto.

The Participant or the Participant’s beneficiary whose claim for benefit has been denied may request review by the Company of the denied claim by notifying the Company in writing within sixty (60) days after receipt of the notification of claim denial. As part of said review procedure, the claimant or the claimant’s authorized representative may review pertinent documents and submit issues and comments to the Company in writing. The Company shall render its decision to the claimant in writing in a manner calculated to be understood by the claimant not later than sixty (60) days after receipt of the request for review, unless special circumstances require an extension of time, in which case decision shall be rendered as soon after the sixty-day period as possible, but not later than one hundred and twenty (120) days after receipt of the request for review. The decision on review shall state the specific reasons therefor and the specific Plan reference on which it is based.

ARTICLE 6

AMENDMENT AND TERMINATION

The Company hereby reserves the right to amend, modify, or terminate the Plan at any time by action of the Board. Except as described below in this Article 6, no such amendment or termination shall in any material manner reduce or adversely affect any Participant’s rights to benefits hereunder without the consent of the Participant.

Notwithstanding the foregoing, no amendment to or termination of the Plan shall be implemented in a manner that is inconsistent with Code Section 409A or the specific provisions of Treasury Regulation Section 1.409A-3(j)(4)(ix) (regarding permissible terminations and liquidations of nonqualified deferred compensation plans).

ARTICLE 7

MISCELLANEOUS

7.1 Unfunded Plan. This Plan is intended to be a Top Hat Plan and therefore exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA. Such status shall not be adversely affected by the establishment of any trust pursuant to Paragraph 7.4 below.

7.2 Unsecured General Creditor. Each Participant and his or her beneficiaries, heirs, successors, and assigns shall have no secured legal or equitable rights, interests, or claims in any property or assets of the Company, nor shall any such persons have any rights, interests or claims in any life insurance policies, annuity contracts, or the proceeds therefrom owned or which may be acquired by the Company. Except as provided in Paragraph 7.4, such policies, annuity contracts, or other assets of the Company shall not be held under any trust for the benefit of a Participant, his or her beneficiaries, heirs, successors or assigns, or held, in any way, as collateral security for the fulfilling of any obligations of the Company under this Plan. Any and all of the Company’s assets and policies shall be, and shall remain for purposes of this Plan, the general, unpledged, unrestricted assets of the Company. The Company’s obligation under this Plan shall be that of an unfunded and unsecured promise to pay money in the future.

7.3 Exclusive Supplemental Retirement Benefit.

As of the Effective Date, the Plan is the intended to be the sole source of Company paid supplemental retirement benefits for Participants. In the event a Participant is entitled to any other supplemental retirement benefit payable by the Company, the benefit payable hereunder shall be reduced by an amount that is the Actuarial Equivalent of such other supplemental retirement benefits, except where such other supplemental retirement benefits are paid under an arrangement that explicitly negates the operation of this Paragraph.

7.4 Nonassignability. Neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, anticipate, mortgage, or otherwise encumber, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be nonassignable and nontransferable, provided that a Participant may assign the right to receive such amounts to trusts or limited partnerships established for the benefit of the Participant’s spouse or children. No part of the amount payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor shall such amounts or rights to such amounts be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

7.5 Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Company and any Participant, and Participants (and Participants’ beneficiaries) shall have no rights against the Company except as may otherwise be specifically provided herein. Moreover, nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Company or to interfere with the right of the Company to discipline or discharge any Participant at any time.

7.6 Validity. If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

7.7 Successors. The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns, and the Company shall require all its successors and assigns to expressly assume its obligations hereunder. The term “successors,” as used herein, shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of the Company.

7.8 Tax Withholding. The Company shall have the right to require Participants to remit to the Company an amount sufficient to satisfy federal, state, and local tax withholding requirements, or to deduct from payments made pursuant to the Plan amounts sufficient to satisfy such tax withholding requirements.

7.9 Governing Law. The provisions of this agreement shall be construed and interpreted according to the laws of the State of Pennsylvania except as preempted by Federal law.

7.10 Change of Control. In the event there is a Change of Control, each Participant shall be fully vested in his or her accrued benefit under the Plan. Payment of benefits shall be as provided for under the Plan with respect to any Participant who would have been vested without regard to the Change of Control at the time of his or her separation from service. In all other cases (that is, for a Participant who separates from service prior to the date such Participant is eligible for an annuity benefit and is therefore vested under the terms of the Plan without regard to this Section 7.10), the Participant will receive a lump sum payment of an amount that is the Actuarially Equivalent on a present value basis of his or her accrued benefit, payable as soon as practicable following the participant’s separation from service; subject to any delay required under Section 4.4, above.

7.11 Acceleration of Vesting. The Committee, in its sole and absolute discretion, may waive all vesting requirements and/or permit accelerated vesting arrangements, in which case distribution shall be made as described in Section 7.10, above.

7.12 Forfeiture. The accrued benefit of a Participant hereunder (whether or not treated as vested for any other purposes or under any other provisions of the Plan) shall be subject to forfeiture in its entirety in the event such Participant is terminated for Cause.

Schedule of Retirement Benefits

Benefits provided under the Plan are supplementary to benefits provided under the Company’s tax-qualified defined benefit retirement plans and to benefits provided to participants in the Pre-Existing SERPs. The benefit provided under the Plan is the value of the Notional Plan Benefit, as described below, to the extent the value of that benefit exceeds the value of all benefits provided to a Participant under any tax-qualified defined benefit plan sponsored by the Company or any affiliate of the Company, and any benefit provided to a Participant under a Pre-Existing SERP (all such plans being the “Offset Plans”). All calculations are to be made so that the calculation of the Notional Plan Benefit and the other benefits payable under the Offset Plans shall be made by converting into, or calculating such benefits as, a single life annuity payable commencing as of the Participant’s Normal Retirement Date (or such earlier date as of which the Participant may be entitled to receive a distribution of a single life annuity without reduction for commencement prior to his or her Normal Retirement Date). The excess of the annuity payment determined as the Notional Plan Benefit over the aggregate of the annuity payments under the Offset Plans shall then be converted into such form of benefit as is provided for under the Plan that is the Actuarially Equivalent of the excess annuity payment (treated as a single life annuity).

Determination of Plan Benefit – Each Participant’s Benefit Under the Plan shall be Calculated as an Annuity Based on the Formula Set Forth Below, and Reduced (but not below $0) by the Benefit Provided Under the Participant’s Benefit Under the Company’s Defined Benefit Pension or Cash Balance Plan and by the Participant’s Benefit, if any, Under the Pre-Existing SERP. The Initial Benefit Formula for these Purposes is as Follows:

1.	As of any relevant date a determination, the initial determination of a Participant’s annuity benefit shall use the sum of the Participant’s Final Average Pay (as defined below) and the Participant’s Average Annual Bonus (as defined below).

a.	“Final Average Pay” means a Participant’s average annual base pay over the prior five years (looking at such Participant’s annualized rate of base pay for the current year, and looking at the actual base pay for each of the prior four full years)

b.	“Average Annual Bonus” means a Participant’s average annual bonus looking at the highest three of the last five annual bonuses (and treating as $0 any completed year for which no bonus was actually paid).

2.	The Participant’s annuity benefit is then calculated by multiplying the sum calculated above by 1.45% (0.0145), and multiplying that by such Participant’s Years of Service (as defined below). A Participant’s “Years of Service” means the Participant’s service as determined for purposes of vesting under the tax qualified defined benefit plan in which such Participant participates.

3.	For purposes of clarity, the determination of Final Average Pay is not subject to any cap nor is the period of service that can be earned under the Plan.

4.	Normal Retirement Date is age 65; provided, however, that any Participant credited with 20 or more Years of Service shall be entitled to an unreduced annuity benefit commencing at age 62, and a Participant credited with 35 or more Years of Service shall be entitled to an unreduced annuity benefit commencing at age 58.

5.	If a Participant terminates employment prior to the date such Participant is entitled to an unreduced annuity benefit but after the date such Participant has become vested in his or her benefit, such Participant’s benefit shall be subject to actuarial reduction at a rate of 3% per year (0.25% per month).

6.	The benefit payable under the Plan will be equal to the annuity benefit determined above, but offset by the benefit (calculated on an Actuarially Equivalent basis) payable under the tax-qualified defined benefit pension or cash balance plan of the Company, and further offset by the benefit payable, if any, under a Pre-Existing SERP.

Vesting of benefits and conditions under which benefits may be forfeited are as follows:

Vesting. Except in the event of a Change of Control, vesting will occur at the time a Participant is eligible for a retirement annuity (including an annuity which is distributed in the form of an actuarially reduced benefit). This will occur when a Participant attains age 55 or above and is credited with at least 10 years of service. Otherwise, a participant will become vested upon the later of attaining age 65 or being credited with five years of service. By way of example, a Participant who terminates his or her employment at age 64 with 9 years of service shall forfeit his or her benefit entirely. Similarly, a Participant who terminates his or her employment at age 66 with 4 years of service shall also forfeit his or her benefit entirely

Forfeiture of Benefits. Any Participant who terminates employment prior to becoming vested will forfeit any benefit otherwise accrued under the Plan. In addition, regardless of a Participant’s years of service, his or her benefit under the Plan shall be forfeited if the Participant’s employment is terminated for Cause (as set forth in Section 7.12 of the Plan). In addition, any benefit payments not already made shall also be forfeited if it is determined that the Participant to whom such payments are to be made has violated any non-competition requirements applicable under any agreement with that Participant.